Exhibit 5.1

June 27, 2007

American DG Energy Inc.
45 First Avenue
Waltham, MA 02451

Re: Registration Statement on Form SB-2

                          File No. 333-142008

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form SB-2 (the “Registration Statement”) filed by American DG Energy Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 39,386,045 shares (the “Registrable Shares”) of Common Stock, $0.001 par value (the “Common Stock”), of the Company, comprising: (i) 29,963,900 shares (the “Issued Shares”) of Common Stock currently outstanding, (ii) 7,232,145 shares of Common Stock issuable upon conversion of outstanding convertible debentures (the “Debentures”) and (iii) 2,190,000 shares of Common Stock issuable upon exercise of outstanding stock purchase warrants (the “Warrants”).

I understand that the Registrable Shares are being registered to permit the resale of such shares of Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

I have acted as counsel for the Company in connection with its issuance and sale of the Issued Shares, the Debentures and Warrants. For purposes of this opinion, I have examined and relied upon a signed copy of the Registration Statement and such other documents, records, certificates and instruments as I have deemed necessary.

Based on the foregoing, I am of the opinion that:

1.               The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.               The shares of Common Stock issuable upon conversion of the Debentures and exercise of the Warrants have been duly authorized, and when issued out of the Company’s duly authorized Common Stock upon due conversion or exercise of such Debentures or Warrants, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the related prospectus under the caption “Legal Matters”.

It is understood that this opinion is to be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

Very truly yours,
s/ William O. Flannery